Exhibit 10

Jon Werther
717 Montana Drive
Morganville NJ 07751

Re: Amendment to Employment Agreement

Dear Jon:

This letter constitutes an Amendment (“Amendment”) to the letter agreement dated August 10, 2016 (“Agreement”) outlining the terms and conditions of your employment with Meredith Corporation (the “Company”). Upon execution by both parties, this Amendment shall be effective as of February 2, 2019. For the mutual promises and consideration provided for herein, you and the Company agree as follows:

The following language in the Agreement shall be removed in its entirety:

It is further understood that this Agreement and your employment hereunder may be terminated by Meredith at any time without Cause. In the event your employment is terminated by Meredith without Cause, then, in return for you executing a Separation Agreement that includes a full release of all employment-related claims:

a.	Meredith will pay, on a regular payday basis, the equivalent of your then biweekly base salary, minus applicable withholdings and deductions, for a period of twelve (12) months (“Release Pay”).

b.
You agree if, as a result of your termination without Cause, you would be eligible to receive compensation and benefits under Meredith’s Severance Pay Plan, you may be treated under either that Plan or under this Agreement; but you are not entitled to payment or benefits under both this Agreement and under Meredith’s Severance Pay Plan under any circumstances.

In return for the above consideration and in acceptance of this offer you agree to the terms and conditions set forth below:

(1)
While you are employed by Meredith and for a period of twelve (12) months thereafter (“Restricted Period”), you will not solicit for employment, refer or approve for employment, hire or employ in any capacity or advise or recommend to any other person or entity that it hire, employ or solicit for employment any person who as of your last day of employment, or at any time during the Restricted Period, was an employee of Meredith Corporation, including its subsidiaries, affiliated companies and operating groups. In addition, while you are employed by Meredith and for a period of twelve (12) months thereafter, you will not render services directly or indirectly as an employee, officer, director, consultant, independent contractor, or in any other capacity to any of the entities listed on Exhibit A.

The above language shall be replaced in its entirety with the following:

It is further understood that this Agreement and your employment hereunder may be terminated by Meredith at any time without Cause. In the event your employment is terminated by Meredith without Cause, then, in return for you executing a Separation Agreement that includes a full release of all employment-related claims:

a.    Meredith will pay, on a regular payday basis, the equivalent of your then biweekly base salary, minus applicable withholdings and deductions, for a period of eighteen (18) months (“Release Pay”). Each Release Pay payment is a “separate payment” for 409A purposes, and if your Release Pay and/or the aforementioned timeframe of Release Pay payments exceed the limits for separation pay under section 409A of the Internal Revenue Code, then Meredith may accelerate any payments as necessary, in the discretion of Meredith, to avoid such payments constituting deferred compensation under section 409A.

b.    You shall be deemed to have met the age and service vesting requirements specified in Section 5.1(a) and (b) of the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan, or any successors thereto.

c.    All awards of restricted stock units and stock options, if any, shall automatically vest, and stock options shall be exercisable for the full unexpired term of the option.

d.    You agree if, as a result of your termination without Cause, you would be eligible to receive compensation and benefits under Meredith’s Severance Pay Plan, you may be treated under either that Plan or under this Agreement; but you are not entitled to payment or benefits under both this Agreement and under Meredith’s Severance Pay Plan under any circumstances.

In return for the above consideration and in acceptance of this offer you agree to the terms and conditions set forth below:

(1)    While you are employed by Meredith and for a period of eighteen (18) months thereafter (“Restricted Period”), you will not:

a.
solicit for employment, refer or approve for employment, hire or employ in any capacity or advise or recommend to any other person or entity that it hire, employ or solicit for employment any person who as of your last day of employment, or at any time during the Restricted Period, was an employee of Meredith Corporation, including its subsidiaries, affiliated companies and operating groups.

b.
solicit, recruit, do business with or attempt to solicit recruit or do business with any Client of Meredith, or attempt to have any such Client curtail, cancel or terminate its business relations with Meredith. The term Client of Meredith shall include any person or entity who is or was a client or prospective client of Meredith prior to or during the Restricted Period and with whom you had significant contact.

c.	render services directly or indirectly as an employee, officer, director, consultant, independent contractor, or in any other capacity to any of the entities listed on Exhibit A to the Agreement.

Except with respect to the changes expressly noted herein, the Agreement otherwise remains in full force and effect.
Sincerely,

Dina Nathanson

I agree to the above Amendment and I understand that, except as amended above, the terms and conditions of my employment will continue to be governed by the aforesaid Agreement.

/s/ Jon Werther	3-19-19
Jon Werther	Date